November 7, 2023

PERSONAL & CONFIDENTIAL
Ms. Jill Ramsey
65 Shore View Ave.
San Francisco, CA 94121
Via Email Only:

Dear Jill,

It is with great pleasure that we extend you an opportunity to continue working with a.k.a. Brands (Excelerate US, Inc. or the “Company”) team in the new position of Strategic Advisor to the CEO. You will report directly to the CEO based at 100 Montgomery, Suite 2270, San Francisco, CA 94104. Your position as Strategic Advisor will be banded at the same level as the C-level executives of the Company for purposes of your eligibility under benefits programs of the Company.

The following sections provide additional details regarding your employment with a.k.a. Brands. While this information is provided as a courtesy to you, it does not constitute a guarantee of continuous employment or an employment contract. Please note that employment with a.k.a. Brands is considered “employment-at-will.” As such, employment may be terminated at any time, by either you or a.k.a. Brands, with or without cause, with or without notice, subject to the terms of this letter agreement.

Your role is expected to end on November 7, 2024; provided that, unless you or the Company has provided, at least 30 days’ prior to the Anticipated Separation Date, written notice to the other of your or its election not to renew the term hereunder, the term of your employment hereunder shall be automatically extended for successive one-year periods on November 7, 2024 and each anniversary thereof thereafter (such last date of your employment hereunder, the “Anticipated Separation Date”).

COMPENSATION, HOURS & PAYDAYS
Your gross annual base compensation will be $150,000 ($5,769.23 bi-weekly). Paychecks are distributed biweekly, every other Friday for the previous two-week pay period. Your gross bi-weekly compensation is subject to all applicable taxes, withholdings, and any voluntary deductions you elect. Your position will be classified as an exempt position and will not be eligible for overtime.

ANNUAL BONUS
You will continue to be eligible to participate in a.k.a. Brands bonus program. Bonuses are generally awarded following the close of the fiscal year in March of every year. a.k.a. Brands awards are discretionary in nature based on the overall performance of the business and your individual performance. Bonus awards are never guaranteed. Bonus payouts are subject to all applicable taxes, withholdings, and any voluntary deductions you elect.

EQUITY

You will retain your rights in any incentive units in Excelerate, L.P., which will continue to be subject to any applicable award agreements or equity plans and shall continue vesting (uninterrupted) during your employment in accordance with the terms of those applicable award agreements and equity plans. Your position is currently eligible for participation in our annual equity program. Your annual incentive equity award target will be determined by a.k.a. Brands at its sole discretion, as approved by the Compensation Committee, based on Company and individual performance. Our Board of Directors, the Compensation Committee of the Board of Directors, and the Company, reserve the right to change or alter the Company’s incentive equity program at any time, with or without notice, with or without cause; provided that your rights to any incentive units in the Excelerate, L.P. shall continue to be subject to the applicable award agreements and equity plans.

SEVERANCE If your at-will employment with a.k.a. Brands is terminated before the Anticipated Separation Date without Cause (as defined below), the Company will provide you with severance pay equal to (i) your pro-rated base salary for the period from your last day of employment to the Anticipated Separation Date, (ii) if you (or your eligible dependents) elect COBRA, an amount equal to the Company portion of your monthly COBRA premiums through the Anticipated Separation Date, and (iii) vesting of all equity and incentive awards that have vested as of your last day of employment with the Company. Your severance package, if eligible, will be paid in a lump sum in accordance with the Company’s normal payroll practices. The receipt of any severance will be contingent upon you signing a customary Severance Agreement provided by and satisfactory to the Company, which will include at the minimum, a full waiver and release of all claims by you against the Company and any provisions needed to ensure compliance with the tax code applicable to severance benefits.

For purposes of this offer letter, “Cause” for termination shall mean that you have engaged in any of the following: (i) material breach of any covenant or condition under this offer letter, any surviving provisions of your Employment Agreement (as defined below), or any other material agreement between the parties; (ii) any act constituting dishonesty or fraud; (iii) any conduct which constitutes a felony under applicable law (excluding minor traffic violations, which do not include driving under the influence); (iv) material violation of any Company policy, including (without limitation) the Company’s policies prohibiting harassment or discrimination, or any act of misconduct that is harmful to the Company; (v) refusal to follow or implement a clear and reasonable directive of the CEO or the Board of Directors; (vi) negligence in the performance of your duties or repeated failure to perform such duties; or (vii) breach of your fiduciary duty to the Company. In the case of (i), (iv), (v), or (vi), if curable, you will have 10 days from delivery of written notice by the Company within which to cure any such acts constituting cause.

EXPENSES
a.k.a. Brands will reimburse you the cost of all reasonable and business-related expenses incurred in the execution of your duties, including any required travel. In addition, we will provide you with a bi-weekly stipend in the amount of $75.00 for both the use of your personal cell phone and the installation/use of any necessary high-speed internet service ($37.50 for each service).

BENEFITS

We are pleased to offer a generous benefits package to all employees who work more than twenty (20) hours a week on average during their employment with a.k.a. Brands. You will continue to be eligible for all Company benefits that you received immediately prior to your transition to Strategic Advisor. In addition, a.k.a. Brands will use its reasonable best efforts to continue your life insurance and long-term disability benefit coverage at the same levels and on the same basis as in effect immediately prior to your transition to Strategic Advisor.

WORKERS’ COMPENSATION COVERAGE
Keeping you safe at work is of the utmost importance to us. However, in the unlikely event of a workplace related illness or injury, a.k.a. Brands carries workers’ compensation insurance to cover medical and expenses related to a workplace illness or injury. If you experience a workplace related illness or injury, please inform your manager or the Human Resources team as soon as possible so that we can assist you in finding and receiving appropriate care. For your reference, our workers’ compensation policy is provided by:

Federal Insurance Co. (Chubb)
202B Hall’s Mill Road
P.O. Box 1600
Whitehouse Station, NJ 08889-1600
Claims: (800) 699-9916
Policy#

401(K) RETIREMENT PROGRAM
a.k.a. Brands sponsors a Safe-Harbor 401(k) retirement program via ADP Retirement Services. a.k.a. Brands will match 100% of your contribution’s dollar-for-dollar on up to 5% of your pay and subject to IRS limits. All your contributions and a.k.a. Brands matching contributions are immediately vested.

COMPANY PAID LIFE INSURANCE
a.k.a. Brands provides a 1x salary (up to $225,000.00) company paid life and accidental death and dismemberment insurance policy for all full-time employees through MetLife. Eligibility for these benefits will remain in force during the length of your employment.

SHORT-TERM DISABILITY (STD) AND LONG-TERM DISABILITY (LTD)
a.k.a. Brands provides a supplemental short-term disability (STD) and long-term disability (LTD) benefit that provides financial assistance in the event of a qualified absence through MetLife. Eligibility for these benefits will remain in force during the length of your employment.

VACATION TIME
a.k.a. Brands cares about your personal well-being and time-off from work to recharge. As a result, you will continue accruing paid vacation time at a rate equal to fifteen (15) days per calendar year (approximately 4.615 hours per biweekly pay period). You can begin to take paid vacation time as soon as it is accrued in increments of one (1) hour or greater. Any time requested for which you do not have a sufficient paid vacation balance will be considered unpaid. You can accrue a maximum of and carryover over up to one-and-a-half-times (1.75x) your annual accrual.

SICK TIME
Taking time off to rest and recuperate from a personal injury/illness is important at a.k.a. Brands. a.k.a. Brands provides employees with a lump sum balance equal to ten (10) days per calendar year in accordance with the “front-loading method” as described in California’s “Healthy Workplaces, Healthy Families Act of 2014.” Your sick time balance will reset each calendar year. Any unused time from year to year is forfeited at the time your balance resets. Sick time may be used in increments of one (1) hour for the diagnosis, care, or treatment of an existing health condition, or preventative care, for yourself or a family member. Additionally, sick time may be used if you are a victim of domestic violence, sexual assault, or stalking, or as part of an applicable leave of absence.

COMPANY HOLIDAYS
a.k.a. Brands recognizes several holidays throughout the year. As some holidays change the day of the week in which they are celebrated from year to year, a.k.a. Brands modifies its holiday calendar on an annual basis. As a quick reference, our office is traditionally closed (except for key positions like Customer Service) on the following days:

New Year’s Day
Labor Day
Presidents Day
Veterans Day
Memorial Day
Thanksgiving Day
Juneteenth
Christmas Day
Independence Day

PERSONAL HOLIDAY
In addition to the designated company holidays, we will provide up to 8-hours (1 day) of personal holiday time to use throughout the year to recognize the holidays, events, or days that are most important to your and family. You can have a maximum balance of and carryover over up to one-and-a-half-times (1.75x) your annual accrual.

TAX ADVICE
You are encouraged to obtain your own tax advice regarding your compensation and the package presented by a.k.a. Brands. Accepting our offer of employment denotes your understanding that a.k.a. Brands does not have a duty to design its compensation policies and/or programs in a manner that minimizes your personal tax liabilities arising from your compensation or participation in any or all of our programs.

Entire Agreement/Modification
This letter sets forth the entire agreement and understanding between you and the Company relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between you and the Company relating to the subject matter hereof, including without limitation the Employment Agreement dated May 4, 2020 between you and the Company (the “Employment Agreement”); provided that Sections 4(h), 5, 6, 7, 8, 11, 12, and 14-18, and 21-24 of the Employment Agreement shall survive and remain in full force and effect. This letter agreement is a binding contract and may not be modified or amended except by a written agreement, signed by the Company and by you.

ACCEPTANCE & GETTING STARTED
If you wish to accept the offer, please sign in the place provided below and return it via email or mail within the prescribed time.

If you have any questions, please feel free to contact our Chief Legal Officer & Head of People directly at kc@aka-brands.com or by phone.

Sincerely,

a.k.a. Brands
Excelerate US, Inc

K.C. White
Chief Legal Officer & Head of People – a.k.a. Brands

CANDIDATE ACKNOWLEDGEMENT OF OFFER LETTER TERMS
I, Jill Ramsey, accept this offer of employment with a.k.a. Brands (the “Company”) and agree to the terms and conditions outlined in this offer. I understand and agree that my employment with a.k.a. Brands is considered “at-will.” As such, I understand that my employment may be terminated by the Company at any time, with or without cause, and with or without notice, at either the option of the Company or myself, in each case, in accordance with the terms of my offer letter agreement. I further understand that the Company’s “at-will” employment policy cannot be amended, altered, or modified in any way by oral statements in any other way. The Company’s “at-will” employment policy can only be amended in a written amendment signed by the Company’s Chief Executive Officer or their designee.

/s/ Jill Ramsey	11/7/2023
Jill Ramsey	Date